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                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES

Piccadilly Cafeterias, Inc.

(1)      Piccadilly Restaurants, Inc.
         Louisiana Corporation
         100% owned

(2)      Cajun Bayou Distributors and Management, Inc.
         Louisiana Corporation
         100% owned

(3)      Liquor PR, Inc.
         Texas Corporation
         49% owned

(4)      Morrison Restaurants, Inc.
         Georgia Corporation
         100% owned